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                                                                     Exhibit 2.2






                                                      Execution Version



                          DATED AS OF NOVEMBER 30, 2006



                                     BETWEEN

                           GATX FINANCIAL CORPORATION
                                    as Seller

                                       and

                       MACQUARIE AIRCRAFT LEASING LIMITED
                                    as Buyer

                        RELATING TO THE SALE AND PURCHASE

                                       of

                              THE GATX AIR BUSINESS

                   -------------------------------------------

                             SUPPLEMENTAL AGREEMENT

                   -------------------------------------------



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SUPPLEMENTAL AGREEMENT dated as of November 30, 2006 between GATX Financial
Corporation, a Delaware corporation ("SELLER"), and Macquarie Aircraft Leasing Limited, a company incorporated under the laws of the Republic of Ireland ("BUYER").

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Sale and Purchase Agreement dated as of September 28, 2006 (the "SALE AND PURCHASE AGREEMENT") relating to the Business.

WHEREAS, Seller and Buyer wish to make certain amendments to the Sale and Purchase Agreement and supplement certain of the agreements set forth in the Sale and Purchase Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


1.        DEFINITIONS

1.1       Definitions

          As used in this Supplemental Agreement (including the recitals hereto) and save as otherwise defined herein, terms defined in the Sale and Purchase Agreement shall bear the same respective meanings ascribed to them in the Sale and Purchase Agreement when used in this Supplemental Agreement.

1.2       Other Definitional and Interpretative Provisions

          Clause 1.2 of the Sale and Purchase Agreement is hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Supplemental Agreement.


2.        AMENDMENTS

          The Sale and Purchase Agreement is amended as follows:

2.1 The expression ", Jim Robinson" which appears in lines 4 and 5 of the definition ascribed to the term "Knowledge" in Clause 1.1 is deleted;

2.2       The following definitions are inserted in alphabetical order in Clause
          1.1:

          ""AERCAP" means AerCap B.V. or any of its Affiliates.

          ""EAST CONSENT" means the consent identified in paragraph 8 of
          Schedule 3."

          ""EXCEPTED WHOLLY OWNED ASSET OWNING ENTITIES" means together GATX/Caljet Corp., Huntsmen Corporation and GATX Air Leasing, Inc., the respective details of which are set forth in Part 1 of Schedule 2 (each an "EXCEPTED WHOLLY OWNED ASSET OWNING ENTITY")."

          ""OVERSEAS OFFICE LEASES" means together the lease agreement, business centre services agreement and deed of lease identified in paragraphs 30, 31 and 32, respectively, of Part 2 of Schedule 5 (each an " OVERSEAS OFFICE LEASE")."

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2.3       The following expression is inserted in line 2 of Clause 2.1.2 immediately following the term "except":

          "(a) as in the case of each Excepted Wholly Owned Asset Owning Entity as specified in Clause 2.1.3, and (b)".

2.4       The following provision is inserted as a new sub-clause numbered
          2.1.3:

          "Notwithstanding any other provision of this Agreement, the completion and sale of the Specified Ownership Interest in each Excepted Wholly Owned Asset Owning Entity shall take place only on the Deferred Date on which the Specified Ownership Interest in the Partnership Asset Owing Entity held by such Excepted Wholly Owned Asset Owning Entity is to take place in accordance with the terms of this Agreement."

2.5 The following expression is inserted in line 6 of Clause 2.10.2 immediately following the expression ", as the case may be":

          ", provided that, in the case of the completion of the sale and purchase of any Remaining Ownership Interests on any Deferred Date which occurs on or prior to January 31, 2007 (or, in the event of the relevant sale and purchase not having occurred on or prior to such date as a direct result of the failure of Seller to use all reasonable expedition in having such sale and purchase completed on or prior to such date, any later date), Buyer's obligation hereunder to pay the relevant Deferred Date Allocated Amount shall be satisfied by Buyer paying to Seller such relevant Deferred Date Allocated Amount less the sum of all cash distributions made in the ordinary course of business by the relevant Partnership Aircraft Owning Entity to the JV members thereof after the Closing Date and prior to the earlier of (a) the relevant Deferred Date and (b) January 31, 2007 (or such later date as aforesaid) and received by Seller."

2.6 The following expression is inserted in line 4 of Clause 3 immediately following the term "document 23.01.02":

          "or Virtual Data Room document 23.01.03".

2.7 The first sentence of Clause 6.3 is deleted entirely and replaced with the following:

          "Buyer acknowledges and agrees that neither Buyer nor any Affiliate of Buyer shall as part of the transactions contemplated by this Agreement or as a consequence hereof acquire any rights to use the term "GATX" and agrees to cause the Transferred Employees, other than the Deferred Employees, to cease using the GATX name or any derivative thereof; provided, that, the Transferred Employees shall be permitted to use the GATX name or any derivate thereof for a period of sixty (60) days following the Closing Date in connection with ordinary course business meetings and correspondence (such as distributing business cards) so long as in doing so such Transferred Employees (i) clearly state that they are employees of Buyer and that they have no authority to act on behalf of Seller or any of its Affiliates and (ii) in no way take any actions that legally bind, or purport to legally bind, Seller or any of its Affiliates; and provided, further that, notwithstanding the foregoing provision, after the Closing Date, Buyer shall, and shall cause the Transferred Employees to, only use forms of leases, letters of intent,


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          agreements and similar legal documents that do not contain the GATX name or any derivative thereof, and which do not impose any liability on or otherwise obligate Seller or any of its Affiliates in any way."

2.8 The existing Clause 6.5 is deleted entirely and replaced with the following:

          "6.5 Moneys Received by Buyer Group with respect to Focused Air Aircraft after Closing

          If closing of the Focused Air Arrangements is delayed beyond the Closing Date (in whole or in part), Buyer will hold all:

          6.5.1 sale and/or rental proceeds received and retained by members of Buyer Group with respect to Focused Air Aircraft on trust for Seller and will pay such proceeds to Seller promptly after receipt; and

          6.5.2 fees received and retained under the GATX/CL Air JV Management Agreement by members of Buyer Group with respect to the sale of a Focused Air Aircraft to AerCap on trust for Seller and will pay such fees to Seller promptly after receipt.

          For the avoidance of doubt, it is hereby agreed that all assets and amounts set forth in Clauses 6.5.1 and 6.5.2 (but no other moneys received by Buyer Group with respect to the Focused Air Aircraft) are not being purchased by Buyer are and shall remain the property of Seller (including for United States federal income tax purposes).

          If and to the extent Buyer or any of its Affiliates is obligated to make a payment to GATX/CL Air in respect of any Focused Air Aircraft as a result of Buyer or any such Affiliate being a JV Member (each such payment being a "CAPITAL CONTRIBUTION"), Seller shall reimburse the amount of such Capital Contribution to Buyer promptly after Buyer's first written demand."

2.9       The expression "date hereof" which appears in the final line of Clause
          6.6 is deleted and replaced by the expression "Closing Date".

2.10 The existing Clause 7.10 is deleted entirely and replaced with the following:

"7.10     Arrangements in relation to the ATA Aircraft

7.10.1 If the ATA Aircraft Financier consent referred to in #1 of Schedule 3 is not obtained by the Closing Date, as soon as reasonably practicable following the Closing Date, (i) Seller will, subject to the same not constituting a Default (as such term is defined in the Leases to which the ATA is subject), transfer its Specified Ownership Interest in relation to the ATA Aircraft to an owner trust, and (ii) subject to Clause 10, Seller will sell and Buyer will buy Seller's Specified Ownership Interest in such owner trust at no additional consideration.

7.10.2 If pursuant to Clause 7.10.1 Buyer buys Seller's Specified Ownership Interest in the owner trust referred to in Clause 7.10.1 and Seller remains a guarantor under the guarantee given by Seller to the ATA Aircraft Financiers, Buyer shall promptly, but in any event within three (3) Business Days of receipt of notice from Seller that Buyer is


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          obligated to reimburse Seller pursuant to this Clause 7.10.2, reimburse to Seller any and all amounts Seller is required to pay under such guarantee, together with any expenses (including reasonable expenses of investigation and reasonable attorney's fees and expenses) incurred by Seller in connection therewith (it being understood and agreed that any disputes with respect to any such reimbursement shall be governed in accordance with the provisions of Clause 11.3).

2.11      The following provision is inserted as Clause 7.17:

          "7.17     Arrangements in relation to the Ex-Im 2001 Financings

          7.17.1 In the event of all consents of JV Members of any Partnership Asset Owning Entity which is a participant in any Ex-Im 2001 Financing required for the sale and purchase of the Specified Ownership Interest in such Partnership Asset Owning Entity pursuant to this Agreement being obtained prior to all the consents of the Ex-Im 2001 Financiers and the accomplishment of the actions identified in paragraph 2 of Schedule 3 in relation to the relevant Ex-Im 2001 Financing being obtained or taken, as the case may be, subject to Clause 10, the sale and purchase of such Specified Ownership Interest will be effected on the third (3rd.) Business Day (or such later date as may be agreed between Seller and Buyer) following the date on which all such consents have been obtained.

          7.17.2 So long as Seller remains a guarantor under any of the guarantees given by Seller in connection with any of the Ex-Im 2001 Financing Documents, Buyer shall promptly, but in any event within three (3) Business Days of receipt of notice from Seller that Buyer is obligated to reimburse Seller pursuant to this Clause 7.17.3, reimburse to Seller any and all amounts Seller is following the Closing Date required to pay under such guarantees (or any of them), together with any expenses (including reasonable expenses of investigation and reasonable attorney's fees and expenses) incurred by Seller in connection therewith (it being understood and agreed that any disputes with respect to any such reimbursement shall be governed in accordance with the provisions of Clause 11.3). In the event that Seller remains as such a guarantor as of the expiration of the second anniversary of the Closing Date, Buyer shall within the thirty (30) day period commencing on the such anniversary procure that (a) all GATX Retained Entity Obligations under all the Ex-Im 2001 Financing Documents are released, or (b) letters of credit are issued by Macquarie Bank Limited, or another bank with a credit rating not less than the credit rating then held by Macquarie Bank Limited and otherwise reasonably acceptable to Seller, in the respective percentages of the principal amount from time to time of each loan guaranteed by Ex-Im Bank under any of the Ex-Im 2001 Financing Documents to the extent that the same is a "full recourse" obligation of Seller under its guarantee issued in relation to such loan each of which letter of credit is by its terms to remain in effect so long as Seller continues to have liability under the relevant such guarantee and to be able to be drawn at any time by Seller in the event of Buyer failing to make any related payment mentioned in this Clause 7.17.2 in the amount which Buyer has so failed to pay.


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          7.10.3    Buyer shall not purchase or procure the purchase of all of the Ownership Interests in any of the 737 Partners, unless prior thereto, or concurrently therewith, all GATX Retained Entity Obligations under all the related Ex-Im 2001 Financing Documents have been released.

2.12      The following provision is inserted as Clause 7.18:

          7.18      Arrangements in relation to the Office Leases

          7.18.1 Buyer acknowledges that all of the Liabilities of the relevant GATX Retained Entity under each of the Overseas Office Leases are Assumed Liabilities and that Buyer shall promptly, but in any event within three (3) Business Days of receipt of notice from Seller that the relevant GATX Retained Entity has had to make any payment in respect of any such Liability with details of such payment, Buyer is obligated to reimburse Seller (either on its own behalf or on behalf of the relevant other GATX Retained Entity), such amount so paid by the relevant GATX Retained Entity, together with any expenses (including reasonable expenses of investigation and reasonable attorney's fees and expenses) incurred by Seller or the relevant other GATX Retained Entity in connection therewith (it being understood and agreed that any disputes with respect to any such reimbursement shall be governed in accordance with the provisions of Clause 11.3).

          7.18.2 Buyer shall, no later than December 31, 2006, give notice to Seller as to whether it desires that Seller gives, or procures that there is given, notice terminating the Overseas Office Leases in relation to the offices in Toulouse and Tokyo. In the event of Buyer notifying Seller that either or both such Overseas Office Leases should be terminated or failing to give any such notice by January 1, 2007, Seller shall promptly (but in any event within ten
                    (10) Business Days of the relevant notice being given to Seller), give, or procure that there is given, notice of such termination to be effective at the earliest date possible pursuant to the terms of the relevant Overseas Office Lease.

2.13 The following expression is inserted in line 1 of Clause 10.5.3 immediately following the expression "Schedule 3":

          "(other than the EAST Consent")",

          it being agreed for the avoidance of doubt that such amendment is made without any consequential effect on the obligations of the parties under Clause 7.1.1 of the Sale and Purchase Agreement.

2.14 The existing Clause 11.2.2 is deleted entirely and replaced with the following:

          "Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates and their respective officers, directors, employees, successors and permitted assigns in connection with, arising out of or resulting from (i) any breach of the representations and warranties of Buyer, (ii) any breach of or failure to comply with any


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          covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (iii) any Assumed Liability, (iv) the ownership by Seller or its Affiliates of the Transferred Specified Ownership Interests, or (v) Buyer's offer of employment (including the content of such offer of employment) or failure to offer employment to any U.S. Employee or group of U.S. Employees; provided, that (a) Buyer shall not indemnify Seller or its Affiliates for any Damages pursuant to this item (v) to the extent arising out of actions taken or not taken by Seller or any of its Affiliates not related to any decision by Buyer to make and/or to not make an offer of employment to any such U.S. Employee and (b) in no event shall Buyer or any of its Affiliates be responsible in connection with, or be required to provide any indemnity hereunder in connection with, any Retained Liabilities.".

2.15 The term "of" which appears in the first line of Clause 11.8 is deleted and replaced by the following expression:

          "commencing on the earlier of (a) the date on which the insurances hereinafter described in this Clause 11.8 are effected and (b) April 1, 2007 and ending on the date occurring".

2.16 The following expression is inserted as an additional sentence at the send of Clause 12.2:

          "It is hereby confirmed for the avoidance of doubt that each of Seller's rights of termination under Clause 12.1 is available for exercise only prior to the Closing."


3. MISCELLANEOUS

3.1       The provisions of Clauses 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8 and
          13.10 are hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Supplemental Agreement.

3.2 References to "this Agreement" in the Sale and Purchase Agreement are deemed to be references to the Sale and Purchase Agreement as amended by this Supplemental Agreement.



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IN WITNESS WHEREOF, the parties to this Supplemental Agreement have caused this
Supplemental Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



Seller

GATX FINANCIAL CORPORATION

By:              /s/ Robert C. Lyons
    --------------------------------------------
    Name:    Robert C. Lyons
             Vice President and Chief
    Title:   Financial Officer



Buyer

MACQUARIE AIRCRAFT LEASING
LIMITED

By:             /s/ Stephen Cook
    --------------------------------------------
    Name:     Stephen Cook
    Title:    Attorney in Fact

    --------------------------------------------